Exhibit 1
VOTE TO IMPROVE IMAGE
Welcome to an important resource for all Image Entertainment stockholders. This website was developed by Lionsgate, the second largest stockholder in Image Entertainment. We own approximately 19% of the outstanding shares of Image to be voted at their October 10th annual stockholder meeting, nearly twice the amount owned by all the company’s directors and officers combined. We believe Image’s poor financial performance, sham “strategic alternatives process” and succession of 11th hour anti-takeover measures and transactions are unacceptable – and we are taking action to protect stockholder interests.
We have nominated six highly qualified, independent directors to replace Image’s current directors, whom we believe are entrenched, conflicted, and not acting in the best interests of all Image stockholders. These nominees will ensure that Image’s Board is working to create real value for all stockholders. We need your support to replace Image’s do-nothing Board.
We urge you to vote the BLUE proxy card promptly — by telephone, by Internet or by signing, dating and returning the BLUE proxy card in the envelope provided. Remember, only your latest-dated proxy or your latest vote by telephone or by internet counts.
Please continue to visit this website often — we will continue to update it with important information as the annual meeting approaches.
Thank you.

PRESS RELEASES
September 12, 2006
Lionsgate Sends Letter to Image Stockholders Urging Replacement of Board

STOCKHOLDER LETTERS
Click on the links below to download our Letters to Stockholders.

Letter to Stockholders — Tuesday, September 12, 2006 PDF	[Link for PDF]

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SEC FILINGS

Filing	Format	Form Type	Filing Date

Amendment No. 6 to Lionsgate’s Schedule 13D filing	HTML PDF	SC 13D/A	09/07/06

Definitive Proxy Statement	HTML PDF	DEFN14A	09/05/06

Additional Proxy Soliciting Materials Filed by Lionsgate under Rule 14(A)(12)	HTML PDF	DFAN14A	08/07/06

Amendment No. 5 to Lionsgate’s Schedule 13D filing	HTML PDF	SC 13D/A	08/04/06

Additional Proxy Soliciting Materials Filed by Lionsgate under Rule 14(A)(12)	HTML PDF	DEFN14A	06/06/06

Amendment No. 4 to Lionsgate’s Schedule 13D filing	HTML PDF	SC 13D/A	06/06/06

Amendment No. 3 to Lionsgate’s Schedule 13D filing	HTML PDF	SC 13D/A	03/16/06

Amendment No. 2 to Lionsgate’s Schedule 13D filing	HTML PDF	SC 13D/A	11/01/05

Amendment No. 1 to Lionsgate’s Schedule 13D filing	HTML PDF	SC 13D/A	09/21/05

Lionsgate’s Original Schedule 13D Filing	HTML PDF	SC 13D	09/13/05

HOW TO VOTE
All Image stockholders who owned shares as of August 25, 2006, the record date for the annual meeting, are permitted to vote.
HOW TO VOTE YOUR BLUE PROXY CARD
If your shares are registered in your own name, please vote today by telephone, via the Internet, or by signing, dating and returning the BLUE proxy card in the postage-paid envelope provided. (Simple instructions for telephone and Internet voting appear on your BLUE proxy card.)
If your shares are held in “Street-Name”, i.e., through a brokerage firm, bank nominee or other custodian, only it can vote a BLUE proxy card with respect to your shares and only after receiving your specific instructions. Accordingly, please instruct your custodian to execute a BLUE proxy on your behalf—either by telephone, via the Internet, by signing, dating and returning the voting instruction form in the envelope provided or by otherwise contacting the person responsible for your account. (Please refer to the simple instructions provided by your custodian for how to vote by telephone or via the Internet.)
After submitting your vote with regard to the BLUE proxy card, we urge you NOT to vote with regard to Image’s White proxy card because only your latest-dated vote will be counted.
If you have previously submitted a vote to Image using the White proxy card, you have every right to change your vote. If you are uncertain as to your latest-dated vote, we urge you to promptly revoke any vote submitted to Image by signing, dating and returning a BLUE proxy card or voting instruction form in the postage-paid envelope provided, or by following the instructions for voting by telephone or the Internet, as available.
Your vote is important, no matter how many or how few shares you own!
If you have any questions about how to vote your shares, or would like additional information, please call our proxy solicitor today:
INNISFREE M&A INCORPORATED
Shareholders Call Toll-Free: (888) 750-5834
Banks and Brokers Call Collect: (212) 750-5833

IMPORTANT INFO
Terms of Use
1. The www.votetoimproveimage.com website (the “Site”) is maintained by Lions Gate Entertainment Corp. (“Site Operator”). These terms and conditions of use (“Terms of Use”) set forth the terms on which you may use the Site and the information and materials contained therein (the “Contents”). By using the Site, you agree to these Terms of Use. If you do not agree to these Terms of Use, you are not authorized to use the Site or the Contents in any manner, and you should immediately discontinue any use of the Site or the Contents.
2. The Site Operator shall have the right at any time to modify or discontinue any aspect of the Site or any part of the Contents. The Site Operator may also modify these Terms of Use without notice. You agree to monitor these Terms of Use, and to cease all access or use of the Site if you no longer agree to abide by the Terms of Use. Your continued use of the Site shall constitute acceptance of such modification.
3. The Site Operator grants to you a limited, personal license to access the Site and to access and download the Contents, but only for your own personal, family and household use. You may not use, reproduce, distribute or display any portion of the Site for any other purpose, including, without limitation, any commercial purpose.
4. Except for a single temporary copy in a single computer’s memory, a single printed copy, or fair use under applicable copyright laws, the information contained herein may not otherwise be used, copied, distributed, modified, rented or sublicensed, in whole or in part, in any manner, without the Site Operator’s express prior written consent. You may use the Site and the Contents for lawful purposes only. The Site Operator reserves all rights not expressly granted herein, including the right to terminate your use of the Site without notice.
5. Investing in securities carries certain risks, and the Site Operator shall not be responsible for any investment losses incurred in reliance on information provided on the Site. Advice from your own financial advisor is strongly recommended. The information and design of the Site are owned by the Site Operator and/or its service providers.
6. The Site contains copyrighted material, trademarks and service marks, and other proprietary information, including, but not limited to, text, software and graphics, that are owned by the Site Operator, which reserves all rights in the Contents. Except as provided in Section 4, you agree not to reproduce, distribute, sell, broadcast, publish, publicly display, retransmit, disseminate, circulate, create derivative works from, or commercially exploit the Site or the Contents without the express written consent of the Site Operator. In addition, you are not permitted to alter, obscure or remove any copyright, trademark or other notices that are included in connection with the Site.
7. You agree to access the Contents and the Site manually, by request, and not automatically, through the use of a program, or by other means. You agree not to take any action, alone or with others, that would interfere with the operation of the Site, to alter the Site in any way, or to impede others’ access to and freedom to enjoy and use the Site as made available by the Site Operator.
8. The Site and the Contents are provided on an “AS IS” basis. Except as provided under applicable securities laws and regulations, the Site Operator and any other providers of the information expressly disclaim all warranties of any kind with respect to the Site and the Contents, express or implied, including, without limitation, any warranty of accuracy, timeliness, merchantability, fitness for a particular purpose, or non-infringement.
9. Except as provided under applicable securities laws and regulations, neither the Site Operator, nor any of its affiliates, directors, officers or employees, nor any third party vendor will be liable or have any responsibility of any kind for any loss or damage that you incur in the event of any failure or interruption of the Site, or resulting from the act or omission of any third party involved in making the Site or the data contained therein available to you, or from any other cause relating to your access to, inability to access, or use of the Site or the Contents, whether or not the circumstances giving rise to such cause may have been within the control of the Site Operator or of any vendor providing software or services support. Except as provided under applicable securities laws and regulations, neither the Site Operator nor any of its affiliates, shareholders, officers, employees, agents or representatives shall be liable for any indirect, incidental, exemplary, punitive, special or consequential damages arising out of or relating to the Site, the use of or inability to use the Site, or the Contents, even if such party has been advised of the possibility of such damages. Except as provided under applicable securities laws and regulations, the Site Operator will not be liable for any loss or damage caused by your reliance on information obtained through the Site.
10. Use of the Site shall be governed by and construed in accordance with all applicable federal laws of the United States of America and the laws in effect in the State of New York, without giving effect to the principles of conflicts of law.
Website Disclaimer
This website is for general informational purposes only, and is governed by these Terms of Use. The information contained herein does not have regard to the specific investment objective, financial situation, suitability, or the particular need of any specific person who may view this website, and should not be taken as advice on the merits of any investment decision. The views expressed herein represent the opinions of the Site Operator, and are based on publicly available information with respect to Image Entertainment, Inc. (the “Issuer”). Certain financial information and data used herein have been derived or obtained from filings made with the Securities and Exchange Commission (“SEC”) by the Issuer or other companies the Site Operator considers comparable.
The Site Operator has not sought or obtained the consent of any third party to the use of any previously published information as proxy solicitation material. Any such statements or information should not be viewed as indicating the support of such third party for the views expressed herein. Except as provided under applicable securities laws and regulations, no warranty is made that data or information, whether derived or obtained from filings made with the SEC or from any third party, are accurate.

The Site Operator shall not be responsible or have any liability for any misinformation contained in any SEC filing (other than those by the Site Operator to the extent imposed by applicable securities laws and regulations) or third party report. There is no assurance or guarantee with respect to the prices at which any securities of the Issuer will trade. Any estimates, projections and pro forma information set forth in this website are based on assumptions that the Site Operator believes to be reasonable, but there can be no assurance or guarantee that actual results or performance of the Issuer will not differ, and such differences may be material. This website does not recommend the purchase or sale of any security.
The Site Operator reserves the right to change any of its opinions expressed in this website at any time as it deems appropriate. The Site Operator disclaims any obligation to update the information contained herein.
Under no circumstances is this website to be used or considered as an offer to sell or a solicitation of an offer to buy any security. The Site Operator currently hold shares of common stock of the Issuer. The Site Operator may exercise any and all of its rights as a stockholder of the Issuer in a manner consistent with its equity interests and its investment objectives. The Site Operator may from time-to-time (i) acquire additional shares of the Issuer’s common stock (subject to availability at prices deemed favorable) in the open market, in privately negotiated transactions or otherwise, or (ii) dispose of shares of the Issuer’s common stock at prices deemed favorable in the open market, in privately negotiated transactions or otherwise. The Site Operator reserves the right to formulate other plans and/or make other proposals, and take such actions with respect to shares of the Issuer’s common stock beneficially owned by it, including any or all of the actions set forth in paragraphs (a) through (j) of Item 4 of Schedule 13D and any other actions as it may determine.
SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY THE SITE OPERATOR FROM STOCKHOLDERS OF THE ISSUER FOR USE AT THE ISSUER’S 2006 ANNUAL MEETING, BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. THE DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY IS AVAILABLE AT NO CHARGE AT THE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV. INFORMATION RELATING TO THE SITE OPERATOR AND THE NOMINEES AND THEIR DIRECT AND INDIRECT INTERESTS IN SUCH PROXY SOLICITATION IS CONTAINED IN THE PROXY STATEMENT FILED BY THE SITE OPERATOR WITH THE SECURITIES AND EXCHANGE COMMISSION.

For more information, contact:
Media Peter D. Wilkes Lionsgate 310-255-3726 pwilkes@lionsgate.com	Media George Sard/Andrew Cole/Brooke Morganstein Citigate Sard Verbinnen 212-687-8080

IMAGE Stockholders INNISFREE M&A INCORPORATED Shareholders Call Toll-Free: (888) 750-5834 Banks and Brokers Call Collect: (212) 750-5833